Exhibit 10.5

[JAZZ PHARMACEUTICALS LETTERHEAD]
June 10, 2019

Dear Suzanne:
As discussed, this letter confirms the changes to your employment terms with Jazz Pharmaceuticals, Inc. (the “Company”), effective as of June 3, 2019 (the “Effective Date”) and ending on September 30, 2019 unless extended by further agreement.
As you know, you previously moved from a full-time work schedule to a half-time work schedule, although you remained a salaried exempt employee. Effective as of the Effective Date, your status was converted from an exempt salaried employee to a non-exempt hourly part-time employee. Your work hours will be variable and on an as-needed basis, as determined between you and Jana Gold, although you are expected to work materially less than half-time. Your work will continue to be performed off-site.
As a non-exempt employee, your regular hourly rate will be $450, and you will be paid based on the amount of time actually worked. We do not anticipate that you will be working overtime, but as a non-exempt employee you will be eligible for overtime pay if you work more than eight hours in a day or over forty hours in a week; any overtime must be approved in advance by Jana. Additionally, as a non-exempt employee, you must timely report your time worked on our timekeeping system for non-exempt employees.
Because your regular work schedule will be less than 20 hours per week, you will no longer be eligible for continued health insurance or other insurance benefits (unless required by law, including worker’s compensation coverage). Under the terms of the health insurance plans, your health insurance coverage will continue through the end of June 2019; thereafter, you will be able to elect continued coverage at your own expense (if you wish) under COBRA laws. You will separately receive more information about COBRA continuation coverage within the timing required by law. As of the Effective Date, you also ceased to accrue vacation time, and you will not be eligible for Company holidays.
We anticipate that your employment relationship with the Company will be reevaluated around the end of September 2019, in order to determine whether to continue your employment or if your employment will end due to your resignation (which was originally planned to be effective as of the day before the Effective Date). Except as otherwise specifically provided below, your other terms and conditions of employment will remain in effect, including your at-will employment status and your continued compliance with any agreements that you have signed with the Company (such as your Employee Confidential Information and Inventions Agreement) and applicable policies.

Suzanne Sawochka Hooper
June 10, 2019

This letter amends and supersedes in its entirety any and all prior agreements (whether oral or written) between you and the Company concerning your continuing employment arrangements on and after the Effective Date; provided, however, that for clarity, your Employee Confidential Information and Inventions Agreement and applicable policies will remain in full force and effect.
Please let me know if you have any questions. If this arrangement is agreeable to you, then please sign and date this letter in the space provided below and return it at your earliest convenience.

Sincerely,
JAZZ PHARMACEUTICALS, INC.
By:	/s/ Eric Fink
Eric Fink
Vice President, Human Resources

Reviewed and agreed:
/s/ Suzanne Hooper
Suzanne Sawochka Hooper

June 10, 2019
Date